Exhibit 10.1

EXECUTIVE OFFICER SEVERANCE AGREEMENT

This Executive Officer Severance Agreement (the “Agreement”) is made as of [          , 2013], between ROCHESTER MEDICAL CORPORATION, a Minnesota corporation (the “Company”), and {Name} (the “Executive”).

Background

Executive is employed by the Company at its headquarters in Stewartville, Minnesota.  The purpose of this Agreement is to provide for certain severance compensation and benefits to be paid or provided to Executive in the event of involuntary termination in exchange for Executive agreeing to certain requirements and covenants.

Terms

The parties, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound hereby, agree as follows:

1.             Definitions.  The following terms used in this Agreement with initial capital letters have the respective meanings specified therefor in this Section.

“Affiliate”, as it applies to the Company, means a corporation or other entity that controls, is controlled by or is under common control with the Company.

“Annual Incentive Plan” means the Management Incentive Plan (MIP) of the Company providing for the payment of annual bonuses to certain employees of the Company, as such plan may be amended from time to time or, if such plan shall be discontinued, any similar plan or plans in effect at any relevant time.

“Base Salary” means the annualized base rate of salary paid to Executive in the year prior to the year in which Executive’s termination occurs.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the continued failure by Executive to perform substantially his or her duties with the Company (other than any such failure resulting from Executive’s Disability or from termination by Executive for Good Reason) which failure, in the reasonable judgment of the Company, is willful; (ii) any act or acts of personal dishonesty by Executive intended to result in Executive’s personal enrichment at the expense of the Company (including but not limited to wrongful appropriation of funds of the Company or its Affiliates); (iii) willful and deliberate misconduct during the course of employment; or (iv) the commission of a gross misdemeanor or felony (whether or not the Company is the victim of such offense).

“Change of Control Agreement” means the Change of Control Agreement between Executive and the Company, relating to termination of employment of Executive after the occurrence of a change in control of the Company.

“Code” means the Internal Revenue Code of 1986, including accompanying regulations and guidance, as amended.

“Good Reason” means all of the following occur:  (i) one of the following conditions occurs — (1) a material diminution in Base Salary, (2) a material diminution in authority, duties, or responsibilities, (3) a material change in the geographic location at which Executive provides services (a move of the geographic location by more than thirty-five (35) miles), or (4) a material breach of this Agreement; (ii) Executive provides notice of the condition within sixty (60) days of the initial existence of such a condition; (iii) the Company does not cure the condition within thirty (30) days of the date the Executive provides notice (the “Cure Period”); and (iv) Executive terminates employment within thirty (30) days of the Company’s failure to remedy the condition during the cure period.  A Good Reason termination shall be considered an involuntary separation from service for purposes of section 409A of the Code.

“Termination” and “Terminated” means a separation from service under section 409A of the Code.

2.             Termination.  Executive’s employment shall terminate upon any of the following occurrences:

(a)           Termination Without Cause.  The Company may terminate Executive’s employment at any time.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g) and, if Executive signs a general release and satisfies the covenants outlined in this Agreement (as described in further detail below), the Company shall pay Executive the severance benefits specified in Section 3.

(b)           Termination for Good Reason.  Executive may terminate employment for Good Reason.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g) and, if Executive signs a general release and satisfies the covenants outlined in this Agreement (as described in further detail below), the Company shall pay Executive the severance benefits specified in Section 3.

(c)           Termination For Cause.  The Company may terminate Executive’s employment for Cause at any time without written notice to Executive.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g).

(d)           Termination Upon Disability.  Executive’s employment shall terminate upon his being determined disabled under the Company’s long-term disability plan.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g).

(e)           Termination Upon Death.  Executive’s employment shall terminate upon his death.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g).

(f)            Termination by Mutual Agreement.  The parties may terminate this Agreement in writing by mutual agreement.  Upon such a termination, the Company shall pay Executive the amounts due described in Section 2(g).

(g)           Compensation at Termination.  Upon termination, the Company shall pay Executive any accrued but unpaid Base Salary, benefits, vacation (if the Company’s vacation policy provides for payment of accrued vacation upon termination), and reasonable expenses not yet reimbursed due as of the date of termination (subject to applicable withholding and other taxes).

3.             Severance.  If Executive is terminated under Section 2(a) or (b), in exchange for Executive signing and not rescinding the general release of claims (the “Release”) described in Section 4 and Executive complying with the covenants described in Section 5 the Executive shall receive the severance benefits described in this Section 3. If Executive is terminated under circumstances which would entitle Executive to receive compensation and benefits pursuant to the Change of Control Agreement, the terms of the Change of Control Agreement shall control and take precedent over this Agreement, such that Executive shall not be entitled to severance benefits under both agreements arising from the same termination event.

(a)           Severance.  The Company will continue the Executive’s Base Salary as severance pay.  The Company will pay the first payment of this severance pay on the date of the Company’s first regular payroll date immediately following the date that is sixty (60) days after Executive’s termination.  The severance pay shall be paid from that date for an [eighteen (18)](1) month period (the “Severance Period”).  The severance pay and other severance benefits under this Section 3 shall not commence until the conditions under Sections 4 and 5 are satisfied and shall cease if there is a violation of Section 5.

(b)           Pro-Rata Bonus.  If Executive’s termination occurs more than six (6) months after the start of the Company’s fiscal year, the Company will pay Executive a pro-rata bonus amount of Executive’s target award under the Company’s Annual Incentive Plan for the fiscal year in which Executive terminates.  The pro-rata bonus amount shall be paid on the same date during the remainder of the calendar year following the end of the Company’s fiscal year that the Company makes payments to other employees covered under the Annual Incentive Plan (but in no case shall it be paid earlier than the sixty-first (61st) day following the date of Executive’s termination).  The pro-rata bonus amount shall be the period Executive is employed during the fiscal year divided by the days in the fiscal year.

(c)           Outplacement Service.  The Company shall reimburse Executive for reasonable outplacement service expenses incurred during the Severance Period, up to a maximum aggregate amount of $20,000.  Executive must submit such expenses by January 15 following the year in which the expense is incurred and the Company shall reimburse Executive within 15 days following the date Executive submits the expense for reimbursement.

(d)           Health Coverage Subsidy.  If Executive timely elects to continue coverage (if any) under the Company’s group health plans (as required under COBRA or state law, as applicable), the Company will pay the entire cost of Executive’s continuation coverage during the continuation coverage period up to a maximum of eighteen (18) months.  The Company’s payments shall constitute compensation and shall be imputed as income to Executive.

(e)           Limit on Payments Under Sections 3(a) and (b).  The payments under this Agreement are intended to be exempt from section 409A of the Code.  The maximum amount the Company shall pay to Executive under Sections 3(a) and (b) shall not exceed two times the lesser of (i) the Executive’s Base Salary (adjusted as permitted under section 409A of the Code), or (ii) the limit under section 401(a)(17) of the Code.(2)  If the amount due under Sections 3(a) and (b) exceeds this limit, the excess amount shall be forfeited.  In addition, no payments shall be made to Executive after the last day of the year following the second anniversary of Executive’s termination.

4.             Release and Resignation.  As a condition to the obligations of the Company to the severance benefits under to Section 3, Executive shall sign, provide to the Company, and not rescind a release in

(1)         A 24-month period for CEO.

(2)         This Section 3(e) is to be deleted from the CEO’s agreement and replaced with the following Section 3(e):

(e)           Compliance with Section 409A of the Code.  A portion of the payments under this Agreement are intended to be exempt from section 409A of the Code.  To the extent a payment is subject to section 409A of the Code, the payment is intended to comply with section 409A of the Code.  The Executive is a specified employee and, therefore, if a payment is subject to section 409A of the Code and it is due to be paid before the first day of the month that is six (6) months after Executive’s termination, the payment shall instead be paid on the first day of the month that is six (6) months after Executive’s termination.

favor of the Company (prepared by the Company) and the rescission period shall have run before the sixty-first (61st) day following Executive’s termination.  In addition, Executive shall resign [from the Board and](3) as an officer and director of the Company and all of its Affiliates, within one week following Executive’s termination.  If Executive fails to satisfy these conditions, Executive shall not receive the severance benefits under Section 3.

5.             Covenants.  If Executive fails to satisfy the following covenants, the Company shall not be required to pay the severance benefits under Section 3 and, if payment has commenced, the Company shall cease paying Executive the severance benefits under Section 3.

(a)           Confidential Information.  Executive acknowledges that, by reason of Executive’s employment by and service to the Company, Executive has had and will continue to have access to confidential information of the Company and its Affiliates, including information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Affiliates (“Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and Executive covenants that (except in connection with the good faith performance of his duties while employed by the Company) Executive will not, either during or after Executive’s employment by the Company, disclose any such Confidential Information to any Person for any reason whatsoever without the prior written authorization of the Company, unless such information is in the public domain through no fault of Executive or except as may be required by law or in a judicial or administrative proceeding.  Notwithstanding anything to the contrary herein, each of the parties (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the federal income tax treatment and federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure

(b)           Covenant Not to Compete.

(i)            Executive agrees that, for a period of twelve (12) full calendar months after Executive’s termination (the “Non-Compete Period”), Executive will not, at any time, directly or indirectly, engage in, or have any interest on behalf of himself or others in any person or business other than the Company (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages in similar business activities to the Company in a particular market and product line, and in the specific geographic areas in which the Company is engaged or has been engaged in the preceding twelve (12) months for that particular market and product line (the “Business Activities”).

(ii)           Notwithstanding the foregoing, Executive may (1) engage, participate or invest in, or be employed by, an entity that is engaged in the Business Activities (a “Competing Entity”) so long as the Business Activities for which Executive has oversight do not exceed five percent (5%) of the total Annual Revenues of such Competing Entity; or (2) acquire solely as an investment not more than 5% of any class of securities of any competing entity if such class of securities is listed on a national securities exchange or on the Nasdaq system, so long as Executive remains a passive investor in such entity.  For purposes of this Section, “Annual Revenues” means annual revenues for the most recently completed fiscal year.

(3)         Include if applicable.

(c)           Hiring of Employees.  During the Non-Compete Period, Executive agrees that Executive will not directly or indirectly solicit for employment, or hire or offer employment to, (i) any employee of the Company unless the Company first terminates the employment of such employee, or (ii) any person who at any time during the one hundred eighty (180) day period prior to Executive’s termination was an employee of the Company.

(d)           Non-Solicitation.  Executive hereby agrees that, during the Non-Compete Period, Executive will not directly or indirectly call on or solicit for the purpose of diverting or taking away from the Company (including, by divulging any Confidential Information to any competitor or potential competitor of the Company) any person or entity who as of Executive’s termination or at any time during the twelve (12) month period prior to the Executive’s termination was a customer of the Company with whom Executive had direct personal contact as a representative of the Company, or a potential customer whose identity is known to Executive as of Executive’s termination as one whom the Company was actively soliciting as a potential customer within six (6) months prior to Executive’s termination.

(e)           Return of Company Property.  Upon termination, Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company in Executive’s possession, under Executive’s control, or to which Executive may have access.  Executive will not reproduce or appropriate for Executive’s own use, or for the use of others, any Confidential Information.

6.             Cooperation.  Upon termination, Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings or any preparation for any such disputes or proceedings that may be anticipated or threatened (the “Proceedings”).  Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys on any other matter (the “Matters”) related to Company business (specifically to include Rochester Medical Limited and Laprolan B.V. business) during the period in which Executive is employed by the Company.  Executive shall reasonably cooperate with the Company, its officers, employees, agents, affiliates and attorneys in responding to any form of media inquiry or in making any form of public comment related to Executive’s employment, including, but not limited to, Executive’s separation from the Company.  Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be reasonably requested by the Company, and shall be within Executive’s knowledge.  Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses Executive incurs in so cooperating, including (by way of example and not by way of limitation) reasonable airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive’s residence.  In the event Executive is made aware of any issue or matter related to the Company, is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any matter related to the Company, Executive will notify the Company immediately in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding/Matter, unless Executive is requested or required not to do so by law enforcement, or any other governmental agency or authority.

7.             Equitable and Other Relief; Consent to Jurisdiction of Minnesota Courts.

(a)           Reasonable Covenants.  Executive acknowledges that the restrictions contained in Section 5 are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of that Section will result in irreparable injury to the Company.  Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)           Injunctive Relief.  Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled under applicable law.  Without limiting the foregoing, Executive also agrees that severance benefits under Section 3 automatically cease in the event of a material breach of the covenants of Section 5, provided the Company gives Executive written notice of such breach, specifying in reasonable detail the circumstances constituting such material breach.

(c)           Venue.  Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5, including any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in a United States District Court in Minnesota, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in or around St. Paul, Minnesota, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to receive service of any process, pleadings, notices or other papers in a manner provided for in Section 10 for the giving of notices.

8.             Enforcement.  It is the intent of the parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under this Agreement by arbitration, litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, the Company will pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in attempting to enforce any of the obligations of the Company under this Agreement, without regard to outcome, unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction.  The Company shall reimburse Executive within fifteen (15) days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1 of the calendar year after the calendar year in which the expense was incurred.  The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of such expenses that the Company is obligated to pay in any other calendar year, and Executive’s right to have the Company reimburse the payment of such expenses may not be liquidated or exchanged for any other benefit.

9.             No Obligation to Mitigate Company’s Obligations.  Executive will not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise.

10.          Notices.  All notices and other communications given pursuant to or in connection with this Agreement shall be in writing and delivered (which may be by telefax or other electronic transmission) to a party at the following address, or to such other address as such party may hereafter specify by notice to the other party:

If to the Company, to:

Rochester Medical Corporation

One Rochester Medical Drive
Stewartville, MN 55976

Attention:

If to Executive, to:

11.          Residence; Governing Law.  Executive hereby represents and warrants to the Company that, as of the date of this Agreement, Executive is a resident of the State of Minnesota.  This Agreement will be governed by the law of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Agreement.

12.          Parties in Interest.  This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

13.          Section 409A.  The payments under this Agreement are intended to be exempt from section 409A of the Code.  To the extent the payments under this Agreement are subject to section 409A of the Code, the parties intend that this Agreement will be administered in accordance with section 409A of the Code and to the extent that any provision of this Agreement is ambiguous as to its compliance with section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with, or are exempt from, section 409A of the Code.  The parties agree to cooperate so that this Agreement may be amended, as may be necessary to fully comply with, or to be exempt from, section 409A of the Code.  Notwithstanding the foregoing, although the intent is to comply with section 409A of the Code, Executive shall be responsible for all taxes and penalties under this Agreement (the Company and its employees shall not be responsible for such taxes and penalties).

14.          Amendment or Modification.  No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.

15.          Entire Agreement.  This Agreement and the Change of Control Agreement contain the entire agreement between the parties with respect to the right of Executive to receive severance compensation upon the termination of his Employment, and those agreements supersede any prior agreements or understandings between the parties relating to the subject matter of the Change of Control Agreement or this Agreement.

EXECUTED as of the date first above written in Stewartville, Minnesota.

ROCHESTER MEDICAL CORPORATION

By:
	Name:	[
	Title:	[

{Executive}